Exhibit 10.9

April 5, 2019

Babcock & Wilcox Enterprises, Inc.

20 South Van Buren Avenue

Barberton, Ohio 44203

Ladies and Gentlemen:

As part of Amendment No. 16 (the “Amendment”) to the Credit Agreement, dated as of May 11, 2015 (as amended and supplemented, the “Credit Agreement”), among Babcock & Wilcox Enterprises, Inc. (the “Company”), as the borrower, Bank of America, N.A., as administrative agent, and the other lenders party thereto, B. Riley FBR, Inc. (“B. Riley”) has agreed to extend $150,000,000 of Tranche A-3 Term Loans (as defined in the Amendment), on the terms and subject to the conditions set forth in the Amendment. In connection with the entry into the Amendment and the extension of the Tranche A-3 Term Loans, B. Riley, Vintage Capital Management LLC (“Vintage”) and the Company (each a “Party” and, together, the “Parties”) hereby agree as follows:

1.	Rights Offering, Debt Exchange and Warrant Issuance. The Parties will use their respective reasonable best efforts to effect (a) a rights offering (the “Rights Offering”) allowing the Company’s shareholders to subscribe for shares of the Company’s common stock, par value $0.01 per share (the “common stock”), (b) an exchange of the Tranche A-1 Term Loan (as defined in the Credit Agreement) for shares of common stock, and (c) the issuance by the Company of Warrants (as defined in Exhibit A hereto (the “Term Sheet”)), in each case on the terms and conditions set forth in the Term Sheet (such transactions, collectively, the “Equitization Transactions”). Notwithstanding the foregoing, the obligation of the Parties to effect the Equitization Transactions shall be subject to (i) the receipt of the shareholder approvals specified in the Term Sheet, (ii) the effectiveness of a registration statement under the Securities Act of 1933, as amended, registering the common stock to be issued in the Rights Offering, (iii) the receipt of any other approval, and the filing of any other document or notice, as required by any governmental authority having jurisdiction over the Company or any of its subsidiaries and (iv) such other reasonable and customary conditions as the Parties shall agree in connection with the documentation effecting the Equitization Transactions. Further, the Parties shall have no obligation to seek to effect the Equitization Transactions if the Equitization Transactions have not occurred within six months following the date of this letter agreement; provided that the obligation to seek to effect the Equitization Transactions shall continue for an additional three months if the Equitization Transactions shall not have occurred as a result of SEC review of the documentation necessary to effectuate the Equitization Transactions or as a result of any other circumstances beyond the control of the Parties.

2.	Execution of Definitive Agreements. As contemplated by the Term Sheet, the Parties will negotiate in good faith and duly execute and deliver one or more agreements on reasonable and customary terms (a) providing B. Riley, Vintage, the other Tranche A-1 Lenders (as defined in the Term Sheet) and the holders of the Warrants, as applicable, setting forth the definitive terms of the registration rights, director nomination rights and pre-emptive rights as set forth in the Term Sheet, (b) setting forth the definitive terms of B. Riley’s commitment to backstop the Rights Offering and (c) containing such other agreements as may be necessary to effect the Equitization Transactions as contemplated by paragraph 1 above.

3.	Representations and Warranties.

(a) B. Riley and Vintage, separately and not jointly, represents and warrants on behalf of itself to the Company that (i) it has all corporate power and authority necessary to execute, deliver and perform its obligations under this letter agreement, (ii) the execution, delivery and performance of its obligations under of this letter agreement have been duly and validly authorized and approved by all necessary corporate action, (iii) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and binding obligation of B. Riley or Vintage, as applicable, enforceable against B. Riley or Vintage, as applicable, in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (iv) the execution, delivery and performance of its obligations under of this letter agreement will not conflict with, or result in a breach or violation of (A) any material contract, material commitment or other material instrument to which B. Riley or Vintage, as applicable, is a party or is bound, (B) B. Riley’s or Vintage’s, as applicable, certificate of incorporation or bylaws, or (C) any law or statute applicable to it or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over B. Riley or Vintage, as applicable, (v) no consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance of this letter agreement by it, and (vi) as of the date hereof, B. Riley’s or Vintage’s, as applicable, beneficial ownership of common stock is as set forth in its most recent amendment to its Schedule 13D with regard to the Company filed with the SEC and B. Riley or Vintage, as applicable, does not have any right to acquire any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of common stock, whether or not any of the foregoing would give rise to beneficial ownership, and whether or not to be settled by delivery of common stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).

(b) The Company represents and warrants to each of B. Riley and Vintage that (i) it has all corporate power and authority necessary to execute, deliver and perform its obligations under this letter agreement, (ii) the execution, delivery and performance of its obligations under of this letter agreement have been duly and validly authorized and approved by all necessary corporate action, (iii) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (iv) the execution, delivery and performance of its obligations under of this letter agreement will not conflict with, or result in a breach or violation of (A) any material contract, material commitment or other material instrument to which the Company is a party or is bound, (B) the Company’s certificate of incorporation or bylaws, or (C) any law or statute applicable to it or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over the Company, and (v) no consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance of this letter agreement by it.

4.	Miscellaneous.

(a) The Parties acknowledge and agree that the terms and provisions of this letter agreement are legally binding and enforceable obligations of the Parties.

(b) This letter agreement and the Amendment constitute the sole agreements, and supersede all prior agreements, understandings and statements, written or oral, between the Parties with respect to the subject matter hereof.

(c) The terms of this letter agreement may not be modified or otherwise amended, or waived, except pursuant to a written agreement signed by the Parties or, in the case of a waiver, by the party against whom such waiver is to be effective. Any failure by the Parties to enforce any rights hereunder shall not be deemed a waiver of such rights.

(d) This letter agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

(e) No Party will assign or delegate this Letter Agreement or any rights or obligations hereunder without the prior written consent of the other Party. This Letter Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities.

(f) This Letter Agreement is governed in all respects, including as to validity, interpretation and effect, by the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws, to the extent such principles are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction. The Parties irrevocably submit to the jurisdiction of the Chancery Court of the State of Delaware (and in the absence of jurisdiction in the Chancery Court of the State of Delaware, the Parties consent to be subject to the exclusive jurisdiction of any federal court located in the State of Delaware or any other Delaware state court) solely in respect of the interpretation and enforcement of the provisions of this Letter Agreement, and irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Letter Agreement, or with respect to any action or proceeding hereunder, shall be heard and determined in the Chancery Court of the State of Delaware (and in the absence of jurisdiction in the Chancery Court of the State of Delaware, the Parties consent to be subject to the exclusive jurisdiction of any federal court located in the State of Delaware or any other Delaware state court), and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each party hereto hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject to such jurisdiction. Each party hereto hereby waives and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that such action, suit or proceeding may not be brought or is not maintainable in such courts, that the venue thereof may not be appropriate or that this Letter Agreement may not be enforced in or by such courts. The Parties consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LETTER AGREEMENT.

(g) If any term, provision, covenant or restriction of this Letter Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Letter Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

B. Riley FBR, Inc.

By:	/s/ Thomas Kelleher
Name:	Thomas Kelleher
Title:	Executive Officer

Vintage Capital Management LLC

By:	/s/ Brian Kahn
Name:	Brian Kahn
Title:	Manager

Acknowledged and Agreed

As of the date first written above:

Babcock & Wilcox Enterprises, Inc.

By:	/s/ Louis Salamone
Name:	Louis Salamone
Title:	Executive Vice President and Chief Financial Officer

Exhibit A

Rights Offering and Related Equity Capital Transactions Term Sheet

All capitalized terms used but not defined in this Term Sheet have the meanings assigned to them in the Credit Agreement, dated as of May 11, 2015, among Babcock & Wilcox Enterprises, Inc., as the borrower, Bank of America, N.A., as administrative agent, and the other lenders party thereto, as amended through the date of the letter agreement to which this Term Sheet is attached, including by Amendment No. 16 thereto.

Rights Offering	The Borrower shall effect a rights offering (the “Rights Offering”) providing for the issuance of $50,000,000 of Common Stock with a purchase price of $0.30 per share (the “Purchase Price”) (subject to adjustment for any stock splits, etc.). The Rights Offering shall be made available to shareholders as of a record date to be reasonably determined by the Borrower, B. Riley Financial, Inc. (“B. Riley”) and Vintage Capital Management LLC (“Vintage”), without oversubscription rights. All rights issued in the Rights Offering shall be non-transferrable.

B. Riley will provide a backstop commitment for the Rights Offering by agreeing to exchange up to $50,000,000 of the Additional Term Loans into Common Stock at the Purchase Price, to the extent the Rights Offering is not fully subscribed.

Use of Proceeds	The proceeds from the Rights Offering will be used exclusively to pay down the Tranche A-3 Term Loan. Any amount of Tranche A-3 Term Loan not repaid from the proceeds of the Rights Offering will remain outstanding under the terms of the Last-Out Term Loan Facility.

Approvals	At the Borrower’s 2019 annual meeting of shareholders (the “Annual Meeting”), the Board of Directors of the Borrower (the “Board”) shall solicit shareholder approval of, among other matters, (i) an increase the authorized number of shares of Common Stock to 500,000,000 shares immediately prior to commencement of the Rights Offering, (ii) a 1:10 reverse stock split immediately after the closing of the Rights Offering, the Tranche A-1 Exchange (as defined below) and the Warrant Issuance (as defined below), (iii) a waiver of corporate opportunities with respect to the B. Riley and Vintage director nominees to the fullest extent permitted by law, (iv) any required NYSE shareholder approvals for the conduct of the Rights Offering and the issuance of Common Stock to B. Riley and Vintage in connection with the transactions contemplated herein and (v) any other approvals that may be required in connection with the transactions contemplated herein.

Board of Directors	As promptly as practicable following the closing of the Amendment, and subject to the completion of the Board’s standard due diligence and governance procedures, B. Riley shall have the right to nominate up to three (3) individuals to serve on the Board until the Annual Meeting, and the Company shall take all actions (e.g., securing the necessary board resignations) to appoint such persons to the Board. The size of the Board shall remain at seven (7) directors. At the Annual Meeting, each of B. Riley and Vintage shall have the right to nominate up to three (3) individuals to serve on the Board (i.e., six (6) nominees in the aggregate). The size of the Board shall remain at seven (7) directors.

B. Riley’s contractual rights to have director nomination rights will continue with respect to:

(i)	prior to the closing of the last of the Rights Offering, Warrant Issuance (as defined below) and Tranche A-1 Exchange (as defined below) (the “Equitization Closing”):

(a)	three (3) Board members as long as B. Riley continues to beneficially own at least $56.25 million of the Tranche A-2 Term Loan and Tranche A-3 Term Loan, combined;

(b)	two (2) Board members if B. Riley owns less than $56.25 million of the Tranche A-2 Term Loan and Tranche A-3 Term Loan, combined, but at least $37.50 million of the Tranche A-2 Term Loan and Tranche A-3 Term Loan, combined; and

(c)	one (1) Board member if B. Riley owns less than $37.50 million of the Tranche A-2 Term Loan and Tranche A-3 Term Loan, combined;

provided that B. Riley’s stock ownership constitutes at least 5% of the outstanding voting power of the Common Stock; and

(ii)	at and after the Equitization Closing:

(a)	three (3) Board members as long as B. Riley continues to beneficially own at least 75% of its Common Stock owned as of the Equitization Closing (the “Closing B. Riley Stock Ownership”) and at least 75% of the Tranche A-2 Term Loan and Tranche A-3 Term Loan, combined, extended by B. Riley as of the Equitization Closing (the “Closing Loan Ownership”);

(b)	two (2) Board members if B. Riley owns less than 75% of its Closing B. Riley Stock Ownership or less than 75% of its Closing Loan Ownership, but at least 50% of its Closing B. Riley Stock Ownership and at least 50% of its Closing Loan Ownership; and

(c)	one (1) Board member if B. Riley owns less than 50% of its Closing B. Riley Stock Ownership or less than 50% of its Closing Loan Ownership;

provided that B. Riley’s stock ownership constitutes at least 5% of the outstanding voting power of the Common Stock.

Vintage’s contractual rights to have director nomination rights will continue with respect to:

(i)	three (3) Board members as long as Vintage continues to beneficially own 75% of its Common Stock owned as of the record date for the Annual Meeting (the “Closing Vintage Stock Ownership”);

(ii)	two (2) Board members if Vintage owns less than 75% of its Closing Vintage Stock Ownership but at least 50% of its Closing Vintage Stock Ownership; and

(iii)	one (1) Board member if Vintage owns less than 50% of its Closing Vintage Stock Ownership;

provided that Vintage’s stock ownership constitutes at least 5% of the outstanding voting power of the Common Stock.

At least one director nominated by each of B. Riley and Vintage will serve on each committee of the Board, subject to applicable legal and NYSE requirements. Each member of the Board will be similarly situated to each other member of the Board, as such, including, without limitation, with respect to all rights, duties, exculpation and indemnification applicable, or otherwise available, to members of the Board, whether under the applicable governing documents or law, any directors’ and officers’ liability insurance policy maintained for the benefit of such members or otherwise (which would be paid for by the Borrower). The Borrower will reimburse each such Board member for all reasonable travel and other reasonable and documented out-of-pocket expenses related to its role and relating to the performance of its duties.

Preemptive Rights	B. Riley will have customary preemptive rights to participate in future issuances by the Borrower of equity securities. The preemptive rights shall fall away when B. Riley’s ownership falls below 5% of the outstanding voting power of the Common Stock.

Equitization of Tranche A-1 Term Loan	Immediately following the closing of the Rights Offering, each holder of Tranche A-1 Term Loan (each, a “Tranche A-1 Lender”) will exchange the principal amount thereof for shares of Common Stock at a price per share of Common Stock equal to the Purchase Price (the “Tranche A-1 Exchange”). All shares of Common Stock issued pursuant to such exchange will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

Warrants	Immediately following the closing of the Rights Offering, the Borrower shall issue to B. Riley, or such other person as B. Riley directs (provided such person is eligible to participate in a private placement under Section 4(a)(2) of the Securities Act), 16,666,667 warrants, each to purchase one share of Common Stock at a purchase price of $0.01 per share (subject to adjustment for any stock splits, etc.) (the “Warrants,” and such issuance, the “Warrant Issuance”). The Warrants will be exercisable at any time following their issuance and will expire on the third (3rd) anniversary of their issuance. The Warrants and all shares of Common Stock issuance upon exercise of the Warrants will be issued in a transaction exempt from registration under the Securities Act.

Management Equity Pool	The Compensation Committee of the Board will issue equity awards to the Borrower’s management team with respect to 16,666,666 shares of Common Stock (subject to adjustment for any stock splits, etc.) upon such terms (including any vesting period or performance targets), in such amounts and forms of awards as the Compensation Committee shall determine appropriate following consultation with B. Riley and Vintage. No such equity award will be granted prior to the closing of the Tranche A-1 Exchange.

Registration Rights	Each of B. Riley and Vintage will have customary short form demand registration rights (and long-form if S-3 is unavailable), underwritten takedown rights and piggyback registration rights, subject to customary pro rata cutback, for all shares of Common Stock beneficially owned by either party. All Tranche A-1 Lenders will receive customary piggyback registration rights with respect to all shares of Common Stock issued to such persons pursuant to the Tranche A-1 Exchange. All reasonable expenses of such registrations, including the fees and expenses of one counsel on behalf of any selling shareholders, will be borne by the Borrower. Holders of the Warrants will also receive customary piggyback registration rights at B. Riley’s discretion.

Expenses	On the earlier of the closing of the Rights Offering or such time the Borrower notifies B. Riley that it no longer intends to proceed with the Rights Offering, the Borrower will reimburse B. Riley for its reasonable out-of-pocket fees and expense incurred in connection with the Rights Offering and the related financing transactions, including travel expenses and fees and expenses of legal, accounting, tax and other advisors and consultants. Following the closing, the Borrower shall also reimburse B. Riley and Vintage for any out-of-pocket fees and expenses incurred to enforce its rights board representation or preemptive rights.

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